Exhibit 99.1

For immediate release	November 13, 2012

Crown Crafts Reports Results for Second Quarter of Fiscal 2013
and Announces $0.50 Special Dividend

•	Despite lower sales, first-half earnings up more than 3% over previous year
•	Second quarter sales were impacted by the discontinuance of an unprofitable private-label infant bedding program and the shift of orders from the second quarter into the first quarter
•	Retailers remained vigilant in controlling their inventories
•	Continued difficult macroeconomic conditions put additional pressure on results
•	Balance sheet continues to be very strong
•
Board declares special cash dividend of $0.50 per share and also accelerates payment of the Company’s quarterly dividend of $0.08 to December 2012, reflecting confidence in the Company’s long-term cash generation

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported results for the fiscal 2013 second quarter, which ended September 30, 2012.

“Our second quarter was impacted by several factors, some of which were expected and others that were beyond our control. Late last year, we made the difficult decision to discontinue a private-label bedding program that was unprofitable with the knowledge that doing so would negatively impact our top-line sales while improving our bottom line.  As previously announced, we also experienced a shift in orders forward from the second quarter of fiscal 2013 into the first quarter, which resulted in a further reduction in the current year’s second quarter sales,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer.  “Unfortunately, these shortfalls were compounded by the continued challenging macroeconomic conditions facing the industry and the tight inventory levels being held by retailers.”

Chestnut continued, “While we are not pleased with the results of the current quarter, we remain very confident in our position within the industry and with our major retailers, as well as in the strength of our products and brands, for several reasons.  First, during the second quarter, we saw a 6.8% increase in sales of our own branded products.  Second, our margins have improved as we continue to see the benefits of our quick response to increases in raw material prices in early fiscal 2012 when cotton prices were at all-time highs.  Since that time, we have strategically reduced our dependence on cotton by successfully redesigning some of our product lines.  We also selectively increased prices where appropriate, which positively impacted our bottom line,” said Chestnut.  “Lastly, despite the pressures on our top line, our earnings for the first half of fiscal 2013 are 3.4% higher than a year ago.”

916 S. Burnside Avenue   *   PO Box 1028   *   Gonzales, LA   70707-1028   *   (225) 647-9100  *   Fax (225) 647-9104

The Company also announced that, in recognition of the Company’s strong balance sheet, its Board of Directors declared a special cash dividend of $0.50 per share, which is in addition to the declaration of the quarterly cash dividend of $0.08 per share.  Both dividends will be paid on December 27, 2012 from cash on hand to stockholders of record on December 14, 2012.  Chestnut stated, “This action by the Board to pay a special dividend is further evidence of its continuing confidence in both the health of our business and the strength of our cash flow.  It is intended to reward our stockholders while retaining the financial capability to take advantage of growth opportunities as they arise.  With a cash balance of $6.3 million, no debt and $19.0 million in availability on our credit facility at the end of the quarter, we continue to have an exceptionally strong balance sheet and financial flexibility.  We remain optimistic about our future and expect to continue to be able to grow stockholder value.”

Financial Results

Net income for the second quarter of fiscal 2013 was $755,000, or $0.08 per diluted share, on net sales of $17.3 million, compared with net income of $1.1 million, or $0.11 per diluted share, on net sales of $21.3 million for the second quarter of fiscal 2012.

Net income for the first half of fiscal 2013 was $1.7 million, or $0.17 per diluted share, on net sales of $34.7 million, compared with net income of $1.6 million, or $0.16 per diluted share, on net sales of $38.8 million a year ago.

Conference Call

The Company will host a teleconference tomorrow, Wednesday, November 14, 2012, at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions.  To join the teleconference, dial (877) 317-6789 and refer to conference number 10020137.  The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com.  The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Standard Time on November, 26, 2012.  To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10020137.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats.  The Company’s operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana.  Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.  The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia Elliott
Vice President and Chief Financial Officer
225-647-9124
oelliott@crowncrafts.com

or

Halliburton Investor Relations
(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except percentages and per share data
(Unaudited)

	Three-month Periods Ended		Six-month Periods Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Net sales	$17,282	$21,319	$34,735	$38,818
Gross profit	3,914	4,741	8,339	8,524
Gross profit percentage	22.6%	22.2%	24.0%	22.0%
Income from operations	1,140	1,787	2,580	2,715
Income before income tax expense	1,147	1,719	2,575	2,577
Income tax expense	392	652	923	980
Net income	755	1,067	1,652	1,597
Basic earnings per share	$0.08	$0.11	$0.17	$0.17
Diluted earnings per share	$0.08	$0.11	$0.17	$0.16

Weighted Average Shares Outstanding:
Basic	9,775	9,644	9,750	9,632
Diluted	9,847	9,778	9,818	9,784

CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	September 30, 2012
	(Unaudited)	April 1, 2012
Cash and cash equivalents	$6,336	$214
Accounts receivable, net of allowances	14,199	20,323
Inventories	12,469	11,839
Total current assets	34,697	35,078
Finite-lived intangible assets - net	5,922	5,972
Goodwill	1,126	1,126
Total assets	$44,149	$44,661

Total current liabilities	8,416	9,945

Shareholders’ equity	35,733	34,716
Total liabilities and shareholders’ equity	$44,149	$44,661